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                      August 3, 2022

       John Fei Zeng
       Chief Financial Officer
       UP Fintech Holding Ltd
       18/F, Grandyvic Building, No. 1 Building
       No. 16 Taiyanggong Middle Road, Chaoyang District
       Beijing, 100020 PRC

                                                        Re: UP Fintech Holding
Ltd
                                                            Form 20-F filed
April 28, 2021
                                                            For the Fiscal Year
Ended December 31, 2020
                                                            Form 20-F filed
April 28, 2022
                                                            For the Fiscal Year
Ended December 31, 2021
                                                            File No. 001-38833

       Dear Mr. Zeng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance